Exhibit (h)(3)(w)
AMENDMENT TO THE
PLF
EXPENSE LIMITATION AGREEMENT II
          THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT II (the “Amendment”) effective July 1, 2011, between Pacific Life Funds (the “Trust”), a Delaware statutory trust, on behalf of the Funds designated in Schedule A hereto, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.
          WHEREAS, the Trust and Adviser are parties to a certain Expense Limitation Agreement II dated July 1, 2010 (the “Agreement”); and
          WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;
          NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:
1)	The first paragraph of Section II is hereby deleted in its entirety and replaced with the following:

“The Agreement shall have an initial term through at least the expiration date set forth on the attached Schedule A. The Adviser may elect to extend beyond the initial term, by amendment to Schedule A to this Agreement. In addition, this Agreement shall terminate upon termination of the Advisory Agreement, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ written notice to the Adviser at its principal place of business. The repayment obligations described in Section I.F. of the Agreement shall survive for the period indicated in that Section.”

2)	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

3)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.

4)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.
PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: Vice President		Title: VP & Assistant Secretary
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

SCHEDULE A
PACIFIC LIFE FUNDS
EXPENSE LIMITATION AGREEMENT II

	Maximum Operating Expense Limit
	(as a Percentage of average daily net assets)
	July 1, 2011	July 1, 2014
	through	through
	June 30, 2014	June 30, 2021
PL Portfolio Optimization Conservative Fund	0.15%	0.30%
PL Portfolio Optimization Moderate-Conservative Fund	0.15%	0.30%
PL Portfolio Optimization Moderate Fund	0.15%	0.30%
PL Portfolio Optimization Moderate-Aggressive Fund	0.15%	0.30%
PL Portfolio Optimization Aggressive Fund	0.15%	0.30%
PL Floating Rate Loan Fund	0.15%	0.30%
PL Small-Cap Value Fund	0.15%	0.30%
PL Main Street® Core Fund	0.15%	0.30%
PL Emerging Markets Fund	0.15%	0.30%
PL Small-Cap Growth Fund	0.15%	0.30%
PL International Value Fund	0.15%	0.30%
PL Large-Cap Value Fund	0.15%	0.30%
PL Short Duration Bond Fund	0.15%	0.30%
PL Growth LT Fund	0.15%	0.30%
PL Mid-Cap Equity Fund	0.15%	0.30%
PL International Large-Cap Fund	0.15%	0.30%
PL Managed Bond Fund	0.15%	0.30%
PL Inflation Managed Fund	0.15%	0.30%
PL Large-Cap Growth	0.15%	0.30%
PL Comstock Fund	0.15%	0.30%
PL Mid-Cap Growth Fund	0.15%	0.30%
PL Real Estate Fund	0.15%	0.30%
Effective: July 1, 2011